Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

THE JONES GROUP INC.

I.

The name of this corporation is The Jones Group Inc. (the “Corporation”).

II.

The location and post office address of the registered office of the Corporation in the Commonwealth of Pennsylvania is c/o CT Corporation System, Dauphin County.

III.

The Corporation is incorporated under the provisions of the Pennsylvania Business Corporation Law of 1988 (the “Code”). The Corporation was incorporated on December 11, 1975 under the prior name of “Jones Apparel Group, Inc.” The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Code.

IV.

The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares of common stock with a par value of $0.01 per share. Authority is vested in the board of directors of the Corporation to divide the authorized and unissued shares into classes or series, or both, and to determine for any such class or series its voting rights, designations, preferences, limitations and special rights.

V.

A director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent that exculpation from liability is not permitted under the Code as in effect at the time such liability is determined. No amendment or repeal of this Article V shall apply to, or have any effect on, the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

VI.

These Amended and Restated Articles of Incorporation were adopted by the directors and shareholders of the Corporation pursuant to Section 1914 of the Code. These Amended and Restated Articles of Incorporation supersede the original Articles of Incorporation of the Corporation and all amendments thereto.

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